Exhibit 99.1

NEWS RELEASE

CONTACTS:	Allergan:
Investors:
Lisa DeFrancesco (862) 261-7152

Media:
Mark Marmur (862) 261-7558

Allergan Announces Sale of Anda Distribution Business to

Teva Pharmaceuticals

— Continues Allergan’s Evolution into Focused Brand Growth Pharma Leader –

— Anda to Be Reported as Discontinued Operations Beginning with Q2 2016 Earnings Report on August 8, 2016 –

— Transaction Expected to be Completed in the Second Half of 2016 —

DUBLIN, IRELAND — Aug. 3, 2016 — Allergan plc (NYSE: AGN), a global pharmaceutical company, today announced that it has entered into a definitive agreement under which Teva Pharmaceutical Industries Ltd. will acquire Allergan’s Anda, Inc. distribution business for $500 million.

Anda distributes generic, brand, specialty and Over-the-Counter pharmaceutical products from more than 300 manufacturers to retail independent and chain pharmacies, nursing homes, mail order pharmacies, hospitals, clinics and physician offices across the United States.

“The sale of Anda to Teva Pharmaceuticals is a strategic transaction that benefits Allergan and the employees and customers of the Anda business,” said Brent Saunders, CEO and President, Allergan. “For Allergan, this divestiture continues our evolution as a focused branded Growth Pharma leader, powered by growing leadership positions across our seven therapeutic areas, developing and bringing to market innovative therapies from our industry leading pipeline, simplified operating structure and adding new development programs through our Open Science R&D model.”

“The Anda team has played a supporting role in launching brand and generic products, such as Allergan’s Vraylar™ and Liletta® and Actavis’ generic Crestor®. Teva is one of Anda’s most important suppliers, enhancing the significant strategic fit of Anda within Teva’s business. We are thrilled for the employees of the Anda business, as their talents and contributions will continue to be a critical strategic element of the most important generic pharmaceuticals company in the United States,” added Saunders.

Until the transaction is completed, Allergan will continue to operate Anda in a business-as-usual mode, provide full support to manage the business, introduce new products and maximize its partnerships with customers.

Beginning with its second quarter 2016 earnings report, Allergan will report its Anda business as discontinued operations. For the second quarter of 2016, Anda is expected to contribute approximately $375 million in net revenues excluding sales of Allergan’s branded products and approximately $0.05 in earnings per share (EPS). For the full year 2016, Anda is expected to contribute approximately $1.5 billion in third-party net revenue and approximately $0.15 in EPS.

Additional information related to the sale of the Anda distribution business can be found in Allergan’s Investor FAQs, available at http://www.allergan.com/investors/investors-faqs.

Completion of the transaction is subject to customary conditions, including antitrust clearance in the U.S. The transaction is expected to close in the second half of 2016.

Covington & Burling LLP is serving as Allergan’s lead legal advisor. Weil Gotshal & Manges LLP is advising Allergan on antitrust matters.

About Allergan

Allergan plc (NYSE: AGN), headquartered in Dublin, Ireland, is a bold, global pharmaceutical company and a leader in a new industry model – Growth Pharma. Allergan is focused on developing, manufacturing and commercializing branded pharmaceuticals, devices and biologic products for patients around the world.

Allergan markets a portfolio of leading brands and best-in-class products for the central nervous system, eye care, medical aesthetics and dermatology, gastroenterology, women’s health, urology and anti-infective therapeutic categories.

Allergan is an industry leader in Open Science, the Company’s R&D model, which defines our approach to identifying and developing game-changing ideas and innovation for better patient care. This approach has led to Allergan building one of the broadest development pipelines in the pharmaceutical industry with 65+ mid-to-late stage pipeline programs in development.

Our Company’s success is powered by our more than 16,000 global colleagues’ commitment to being Bold for Life. Together, we build bridges, power ideas, act fast and drive results for our customers and patients around the world by always doing what is right.

With commercial operations in approximately 100 countries, Allergan is committed to working with physicians, healthcare providers and patients to deliver innovative and meaningful treatments that help people around the world live longer, healthier lives.

For more information, visit Allergan’s website at www.Allergan.com.

About Anda

Anda, Inc., together with other affiliated Allergan (NYSE:AGN) companies, distributes generic, brand, specialty and Over-the-Counter pharmaceutical products to retail independent and chain pharmacies, nursing homes, mail order pharmacies, hospitals, clinics and physician offices.

Established in 1992, Anda provides customers with industry-leading customer service, competitive pricing, outstanding reliability and free next-day shipping. Anda stocks products direct from more than 300 brand and generic manufacturers, and are focused on delivering customized programs that support our customer and manufacturer needs.

Currently the fourth largest wholesale distributor of generic pharmaceuticals in the U.S., we have developed many convenient ways for our customers to order: by phone, fax or electronically through andanet.com, Electronic Data Interchange (EDI) and more.

Forward-Looking Statement

Statements contained in this press release that refer to future events or other non-historical facts are forward-looking statements that reflect Allergan’s current perspective of existing trends and information as of the date of this release. Except as expressly required by law, Allergan disclaims any intent or obligation to update these forward-looking statements. Actual results may differ materially from Allergan’s current expectations depending upon a number of factors affecting Allergan’s business. These factors include, among others, the difficulty of predicting the timing or outcome of FDA approvals or actions, if any; the impact of competitive products and pricing; market acceptance of and continued demand for Allergan’s products; difficulties or delays in manufacturing; and other risks and uncertainties detailed in Allergan’s periodic public filings with the Securities and Exchange Commission, including but not limited to Allergan’s Annual Report on Form 10-K for the year ended December 31, 2015 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2016 (certain of such periodic public filings having been filed under the “Actavis plc” name). Except as expressly required by law, Allergan disclaims any intent or obligation to update these forward-looking statements.